EXHIBIT 23





                 INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Tektronix, Inc. on Form S-3 of the report of Deloitte & Touche dated June 23, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for other postretirement benefits and income taxes in the year ended May 29, 1993), incorporated by reference in the Annual Report on Form 10-K of Tektronix, Inc. for the year ended
May 28, 1994 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Portland, Oregon
April 4, 1995